Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2019 FOURTH QUARTER AND RECORD FULL YEAR RESULTS
CHICAGO, IL, January 21, 2020 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the fourth quarter and full year of 2019. Net income for the fourth quarter of 2019 was $52.1 million, or $0.47 per share, compared to $54.5 million, or $0.49 per share, for the third quarter of 2019, and $41.4 million, or $0.39 per share, for the fourth quarter of 2018. For the full year of 2019, the Company reported net income of $199.7 million, or $1.82 per share, compared to $157.9 million, or $1.52 per share, for the year ended December 31, 2018.
Reported results for all periods were impacted by acquisition and integration related expenses and implementation costs related to the Company's Delivering Excellence initiative ("Delivering Excellence"). In addition, results for full year 2018 were impacted by certain income tax benefits resulting from federal income tax reform legislation ("Tax Reform"). For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
Earnings per share ("EPS"), adjusted(1) was $0.51 for the fourth quarter of 2019, compared to $0.52 for the third quarter of 2019 and $0.48 for the fourth quarter of 2018. EPS, adjusted(1) was $1.98 and $1.67 for the full years ended December 31, 2019 and 2018, respectively.
FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
•Generated EPS of $0.47 for the fourth quarter of 2019 and $1.82 for the full year of 2019, up from $0.39 and $1.52 from the same periods in 2018, respectively.
◦Increased EPS, adjusted(1) by 6% and 19% from the fourth quarter and full year of 2018, respectively.
•Produced returns on average tangible common equity, adjusted(1) of 15.7% for the full year of 2019, up 58 basis points versus a year ago.
•Expanded net interest income to $148 million and $588 million for the fourth quarter and full year of 2019, up 7% and 14% from the same periods in 2018.
◦Reported net interest margin of 3.72% for the fourth quarter of 2019, down 24 basis points from the same period in 2018, reflective of lower rates, and 3.90% for the full year of 2019, consistent with 2018.
•Increased noninterest income to $46 million and $163 million for the fourth quarter and full year of 2019, up 28% and 13% from the same periods in 2018.
•Maintained net loan charge-offs to average loans of 0.33% and 0.31% for the fourth quarter and full year of 2019, reflective of the benign credit environment.
•Improved operating efficiency, lowering the efficiency ratio(1) to 55% for the full year of 2019 from 58% for 2018; realized an efficiency ratio(1) of 56% for the fourth quarter of 2019 compared to 55% for the same period in 2018.
•Grew loans to nearly $13 billion, up 2%, annualized, from September 30, 2019 and 12% from December 31, 2018.
•Increased total average deposits to $13 billion, consistent with the third quarter of 2019 and up 12% from the fourth quarter of 2018.
•Generated 34 basis points of common equity Tier 1 capital from September 30, 2019 and 32 basis points from December 31, 2018, ending the year at 10.52%; replenished to levels last achieved prior to 2019 acquisitions.
"2019 was another strong year for First Midwest," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "Against a difficult rate backdrop, we continued to expand our balance sheet, adding clients across our businesses while building operational efficiency. The success of these efforts helped to offset the revenue pressure resulting from lower interest rates. As a result, operating performance as reflected in adjusted EPS for the quarter and full year improved by a robust 6% and 19%, respectively, as compared to 2018."
Mr. Scudder concluded, "While our momentum in early 2020 will continue to be impacted by the transition to lower rates, we believe the economy remains solid. The strength of our funding and capital foundation provides the flexibility for continued investment in our businesses, communities, and colleagues as we navigate the year. We expect the environment will provide both the opportunity and incentive to invest in and leverage our infrastructure, processes, and capabilities to better serve our clients and manage risk. As always, we will remain focused on those actions that help our clients achieve financial success and inure to the long-term benefit of our shareholders."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

PENDING ACQUISITION
Park Bank
On August 27, 2019, the Company entered into a merger agreement to acquire Bankmanagers Corp. ("Bankmanagers"), the holding company for Park Bank, based in Milwaukee, Wisconsin. As of September 30, 2019, Bankmanagers had approximately $1.0 billion of assets, $875 million of deposits, and $700 million of loans. The merger agreement provides for a fixed exchange ratio of 29.9675 shares of Company common stock, plus $623.02 in cash, for each share of Bankmanagers common stock, subject to certain adjustments. As of the date of announcement, the overall transaction was valued at approximately $195 million. The transaction is subject to customary regulatory approvals and the completion of various closing conditions.

(1) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets
Other interest-earning assets	$204,001	$1,223	2.38	$283,178	$1,702	2.38	$145,436	$476	1.30
Securities(1)	2,893,856	19,989	2.76	2,869,461	19,906	2.77	2,359,083	15,907	2.70
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	117,994	881	2.99	108,735	831	3.06	85,427	709	3.32
Loans(1)	12,753,436	155,863	4.85	12,539,541	160,756	5.09	11,408,062	143,561	4.99
Total interest-earning assets(1)	15,969,287	177,956	4.43	15,800,915	183,195	4.60	13,998,008	160,653	4.56
Cash and due from banks	241,616			224,127			211,312
Allowance for loan losses	(112,623)			(110,616)			(104,681)
Other assets	1,790,878			1,784,754			1,398,760
Total assets	$17,889,158			$17,699,180			$15,503,399
Liabilities and Stockholders' Equity
Savings deposits	$2,044,386	220	0.04	$2,056,128	308	0.06	$2,044,312	358	0.07
NOW accounts	2,291,667	2,172	0.38	2,483,176	3,462	0.55	2,128,722	1,895	0.35
Money market deposits	2,178,518	3,980	0.72	2,080,274	4,111	0.78	1,831,311	1,990	0.43
Time deposits	3,033,903	13,554	1.77	3,026,423	13,873	1.82	2,311,453	8,894	1.53
Borrowed funds	1,559,326	4,579	1.17	1,369,079	5,639	1.63	1,031,249	4,469	1.72
Senior and subordinated debt	233,848	3,740	6.35	233,642	3,783	6.42	204,030	3,292	6.40
Total interest-bearing liabilities	11,341,648	28,245	0.99	11,248,722	31,176	1.10	9,551,077	20,898	0.87
Demand deposits	3,862,157			3,800,569			3,685,806
Total funding sources	15,203,805		0.74	15,049,291		0.82	13,236,883		0.63
Other liabilities	326,156			322,610			251,299
Stockholders' equity - common	2,359,197			2,327,279			2,015,217
Total liabilities and stockholders' equity	$17,889,158			$17,699,180			$15,503,399
Tax-equivalent net interest income/margin(1)		149,711	3.72		152,019	3.82		139,755	3.96
Tax-equivalent adjustment		(1,352)			(1,232)			(1,126)
Net interest income (GAAP)(1)		$148,359			$150,787			$138,629
Impact of acquired loan accretion(1)		$9,657	0.24		$9,244	0.23		$5,426	0.15
Tax-equivalent net interest income/ margin, adjusted(1)		$140,054	3.48		$142,775	3.59		$134,329	3.81
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the fourth quarter of 2019 decreased by 1.6% from the third quarter of 2019 and increased by 7.0% from the fourth quarter of 2018. The decrease in net interest income compared to the third quarter of 2019 resulted primarily from lower interest rates, partially offset by lower cost of funds and higher acquired loan accretion. Compared to the fourth quarter of 2018, the increase in net interest income was driven primarily by the acquisition of interest-earning assets from the Bridgeview Bancorp, Inc. ("Bridgeview") transaction that closed in May 2019, growth in loans and securities, and higher acquired loan accretion, partially offset by higher cost of funds.
Acquired loan accretion contributed $9.7 million, $9.2 million, and $5.4 million to net interest income for the fourth quarter of 2019, the third quarter of 2019, and the fourth quarter of 2018, respectively.
Tax-equivalent net interest margin for the current quarter was 3.72%, decreasing by 10 basis points from the third quarter of 2019 and 24 basis points from the fourth quarter of 2018. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 3.48%, down 11 basis points from the third quarter of 2019 and 33 basis points from the fourth quarter of

2018. Compared to the third quarter of 2019, tax-equivalent net interest margin decreased as a result of lower interest rates, partially offset by lower cost of funds. The decline in tax-equivalent net interest margin compared to the fourth quarter of 2018 was due primarily to lower interest rates, actions taken to reduce rate sensitivity, and higher cost of funds.
For the fourth quarter of 2019, total average interest-earning assets rose by $168.4 million from the third quarter of 2019 and $2.0 billion from the fourth quarter of 2018. The increase compared to the third quarter of 2019 resulted primarily from loan growth, while the increase compared to the fourth quarter of 2018 was driven primarily by interest-earning assets acquired in the Bridgeview transaction, loan growth, and securities purchases.
Total average funding sources for the fourth quarter of 2019 increased by $154.5 million from the third quarter of 2019 and $2.0 billion from the fourth quarter of 2018. The increase compared to the third quarter of 2019 resulted primarily from higher levels of borrowed funds. Compared to the fourth quarter of 2018, the increase was driven mainly by funding sources acquired in the Bridgeview transaction, higher levels of borrowed funds, and organic deposit growth.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2019 Percent Change From
	December 31, 2019	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Service charges on deposit accounts	$12,664	$13,024	$12,627	(2.8)	0.3
Wealth management fees	12,484	12,063	10,951	3.5	14.0
Capital market products income	6,337	4,161	1,408	52.3	350.1
Card-based fees, net	4,512	4,694	4,574	(3.9)	(1.4)
Mortgage banking income	4,134	3,066	1,304	34.8	217.0
Merchant servicing fees, net	330	385	365	(14.3)	(9.6)
Other service charges, commissions, and fees	2,616	2,638	2,353	(0.8)	11.2
Total fee-based revenues	43,077	40,031	33,582	7.6	28.3
Other income	3,461	2,920	2,880	18.5	20.2
Net securities losses	(42)	—	—	N/M	N/M
Total noninterest income	$46,496	$42,951	$36,462	8.3	27.5
N/M – Not meaningful.
Total noninterest income of $46.5 million was up by 8.3% and 27.5% from the third quarter of 2019 and the fourth quarter of 2018, respectively. The increase in wealth management fees compared to the third quarter of 2019 resulted from continued sales of fiduciary and investment advisory services to new and existing customers and a strong market environment. Compared to the fourth quarter of 2018, growth in wealth management fees was driven primarily by customers acquired in the Northern Oak Wealth Management, Inc. ("Northern Oak") transaction completed in January 2019.
Capital market products income increased in the fourth quarter of 2019 as a result of higher sales to corporate clients reflecting the lower long-term rate environment. Mortgage banking income for the fourth quarter of 2019 resulted from sales of $173.0 million of 1-4 family mortgage loans in the secondary market, compared to $141.0 million in the third quarter of 2019 and $51.4 million in the fourth quarter of 2018. In addition, mortgage banking income for the fourth quarter of 2019 increased compared to both prior periods due to positive changes in the fair value of mortgage servicing rights, which fluctuate from quarter to quarter. Other income was higher compared to both prior periods due primarily to benefit settlements on bank-owned life insurance.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2019 Percent Change From
	December 31, 2019	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Salaries and employee benefits:
Salaries and wages	$53,043	$50,686	$45,011	4.7	17.8
Retirement and other employee benefits	9,930	10,795	10,378	(8.0)	(4.3)
Total salaries and employee benefits	62,973	61,481	55,389	2.4	13.7
Net occupancy and equipment expense	13,990	13,903	12,827	0.6	9.1
Professional services	12,136	9,550	8,859	27.1	37.0
Technology and related costs	5,192	5,062	4,849	2.6	7.1
Advertising and promotions	2,896	2,955	2,011	(2.0)	44.0
Net other real estate owned ("OREO") expense	1,080	381	763	183.5	41.5
Other expenses	13,000	11,432	13,418	13.7	(3.1)
Acquisition and integration related expenses	5,258	3,397	9,553	54.8	(45.0)
Delivering Excellence implementation costs	223	234	3,159	(4.7)	(92.9)
Total noninterest expense	$116,748	$108,395	$110,828	7.7	5.3
Acquisition and integration related expenses	(5,258)	(3,397)	(9,553)	54.8	(45.0)
Delivering Excellence implementation costs	(223)	(234)	(3,159)	(4.7)	(92.9)
Total noninterest expense, adjusted(1)	$111,267	$104,764	$98,116	6.2	13.4
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense for the fourth quarter of 2019 increased by 7.7% and 5.3% compared to the third quarter of 2019 and the fourth quarter of 2018, respectively. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses and costs related to the implementation of the Delivering Excellence initiative. Excluding these items, noninterest expense for the fourth quarter of 2019 was up by 6.2% and 13.4% from the third quarter of 2019 and fourth quarter of 2018, respectively, which resulted in an efficiency ratio of 56% for the fourth quarter of 2019, up from 54% and 55% compared to the same prior periods.
Operating costs associated with the Bridgeview and Northern Oak transactions completed during the first half of 2019 contributed to the increase in noninterest expense compared to the fourth quarter of 2018. These costs primarily occurred within salaries and employee benefits, net occupancy and equipment expense, professional services, advertising and promotions, and other expenses.
The increase in salaries and employee benefits compared to both prior periods was due to higher commissions resulting from sales of 1-4 family mortgage loans in the secondary market and the timing of certain compensation accruals. In addition, compared to the fourth quarter of 2018, salaries and employee benefits were impacted by merit increases. Professional services increased compared to both prior periods as a result of technology and process enhancements due to organizational growth. The increase in net OREO expenses compared to both prior periods was due mainly to sales of properties at a loss, partially offset by positive valuation adjustments.
Compared to the fourth quarter of 2018, net occupancy and equipment expense increased due to a deferred gain no longer being included as a quarterly reduction to expense upon adoption of lease accounting guidance at the beginning of 2019.
Other expenses for the third quarter of 2019 were impacted by a reduction in Federal Deposit Insurance Corporation premiums due to small bank assessments credits received.
Acquisition and integration related expenses for the fourth and third quarters of 2019 resulted from the acquisition of Bridgeview and the pending acquisition of Park Bank. Acquisition and integration related expenses for the fourth quarter of 2018 resulted from the acquisition of Northern States Financial Corporation.
Delivering Excellence implementation costs for all periods presented resulted from certain actions initiated by the Company in connection with its Delivering Excellence initiative and include property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			December 31, 2019 Percent Change From
	December 31, 2019	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Commercial and industrial	$4,481,525	$4,570,361	$4,120,293	(1.9)	8.8
Agricultural	405,616	417,740	430,928	(2.9)	(5.9)
Commercial real estate:
Office, retail, and industrial	1,848,718	1,892,877	1,820,917	(2.3)	1.5
Multi-family	856,553	817,444	764,185	4.8	12.1
Construction	593,093	637,256	649,337	(6.9)	(8.7)
Other commercial real estate	1,383,708	1,425,292	1,361,810	(2.9)	1.6
Total commercial real estate	4,682,072	4,772,869	4,596,249	(1.9)	1.9
Total corporate loans	9,569,213	9,760,970	9,147,470	(2.0)	4.6
Home equity	851,454	833,955	851,607	2.1	—
1-4 family mortgages	1,927,078	1,686,967	1,017,181	14.2	89.5
Installment	492,585	491,427	430,525	0.2	14.4
Total consumer loans	3,271,117	3,012,349	2,299,313	8.6	42.3
Total loans	$12,840,330	$12,773,319	$11,446,783	0.5	12.2

Total loans of $12.8 billion grew by 2.1%, annualized, from September 30, 2019 and 12.2% from December 31, 2018. Excluding loans acquired in the Bridgeview transaction as of December 31, 2019, total loans grew by 7.1% from December 31, 2018. Commercial and industrial loans decreased compared to September 30, 2019 as a result of higher than expected paydowns due to favorable customer business conditions, partially offset by growth in certain sector-based lending businesses. Compared to both prior periods, total corporate loans benefited from growth in multi-family loans. Strong production within commercial real estate loans was offset by the impact of certain customers selling their commercial business or investment real estate properties, as well as refinancing with institutions offering loan terms outside of our credit parameters compared to both prior periods. In addition, compared to December 31, 2018 total corporate loans benefited from growth in commercial and industrial loans, primarily within our sector-based lending and middle market business units.
Growth in consumer loans compared to both prior periods resulted primarily from purchases of 1-4 family mortgages and home equity loans, as well as organic growth.

Asset Quality
(Dollar amounts in thousands)

	As of			December 31, 2019 Percent Change From
	December 31, 2019	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Asset quality
Non-accrual loans	$82,269	$77,692	$56,935	5.9	44.5
90 days or more past due loans, still accruing interest(1)	5,001	4,657	8,282	7.4	(39.6)
Total non-performing loans	87,270	82,349	65,217	6.0	33.8
Accruing troubled debt restructurings ("TDRs")	1,233	1,422	1,866	(13.3)	(33.9)
Foreclosed assets(2)	20,458	25,266	12,821	(19.0)	59.6
Total non-performing assets	$108,961	$109,037	$79,904	(0.1)	36.4
30-89 days past due loans(1)	$31,958	$46,171	$37,524
Non-accrual loans to total loans	0.64%	0.61%	0.50%
Non-performing loans to total loans	0.68%	0.64%	0.57%
Non-performing assets to total loans plus foreclosed assets	0.85%	0.85%	0.70%
Allowance for credit losses	$109,222	$110,228	$103,419
Allowance for credit losses to total loans(3)	0.85%	0.86%	0.90%
Allowance for credit losses to loans, excluding acquired loans	0.95%	0.98%	1.01%
Allowance for credit losses to non-accrual loans	132.76%	141.88%	181.64%
(1) Purchased credit impaired loans with an accretable yield are considered current and are not included in past due loan totals.
(2) Foreclosed assets consist of OREO and other foreclosed assets acquired in partial or total satisfaction of default loans. Other foreclosed assets are included in other assets in the Consolidated Statement of Financial Condition.
(3) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Total non-performing assets represented 0.85% of total loans and foreclosed assets at December 31, 2019 compared to 0.85% and 0.70% at September 30, 2019 and December 31, 2018, respectively, reflective of normal fluctuations. These fluctuations occurred within non-accrual loans and foreclosed assets, and are isolated to certain credits for which the Company has remediation plans in place.
The allowance for credit losses to total loans was 0.85% at December 31, 2019, consistent with September 30, 2019 and down from 0.90% at December 31, 2018. The decrease compared to December 31, 2018 was driven primarily by loans acquired in the Bridgeview transaction, for which no allowance for credit losses was established at the time of acquisition in accordance with accounting guidance applicable to business combinations.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2019	% of Total	September 30, 2019	% of Total	December 31, 2018	% of Total
Net loan charge-offs(1)
Commercial and industrial	$6,799	64.2	$5,532	60.1	$5,558	73.9
Agricultural	15	0.1	439	4.8	71	0.9
Commercial real estate:
Office, retail, and industrial	256	2.4	219	2.4	713	9.5
Multi-family	(439)	(4.1)	(38)	(0.4)	(3)	—
Construction	3	—	(2)	—	(99)	(1.3)
Other commercial real estate	13	0.1	(43)	(0.5)	(817)	(10.9)
Consumer	3,953	37.3	3,092	33.6	2,094	27.9
Total net loan charge-offs	$10,600	100.0	$9,199	100.0	$7,517	100.0
Total recoveries included above	$2,135		$2,073		$2,810
Net loan charge-offs to average loans(1)(2)
Quarter-to-date	0.33%		0.29%		0.26%
Year-to-date	0.31%		0.31%		0.38%
(1) Amounts represent charge-offs, net of recoveries.
(2) Annualized based on the actual number of days for each period presented.
Net loan charge-offs to average loans, annualized, were 0.33% for the fourth quarter of 2019, compared to 0.29% for the third quarter of 2019 and 0.26% for the fourth quarter of 2018. For the year ended December 31, 2019, net loan charge-offs to average loans was 0.31%, down from 0.38% for the same period in 2018.
DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for Quarters Ended			December 31, 2019 Percent Change From
	December 31, 2019	September 30, 2019	December 31, 2018	September 30, 2019	December 31, 2018
Demand deposits	$3,862,157	$3,800,569	$3,685,806	1.6	4.8
Savings deposits	2,044,386	2,056,128	2,044,312	(0.6)	—
NOW accounts	2,291,667	2,483,176	2,128,722	(7.7)	7.7
Money market accounts	2,178,518	2,080,274	1,831,311	4.7	19.0
Core deposits	10,376,728	10,420,147	9,690,151	(0.4)	7.1
Time deposits	3,033,903	3,026,423	2,311,453	0.2	31.3
Total deposits	$13,410,631	$13,446,570	$12,001,604	(0.3)	11.7

Total average deposits were $13.4 billion for the fourth quarter of 2019, consistent with the third quarter of 2019 and up 11.7% from the fourth quarter of 2018. The increase in total average deposits compared to the fourth quarter of 2018 was driven primarily by deposits assumed in the Bridgeview transaction during the second quarter of 2019, various time deposit marketing initiatives, and organic growth.

CAPITAL MANAGEMENT

Capital Ratios

	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.96%	12.62%	12.62%
Tier 1 capital to risk-weighted assets	10.52%	10.18%	10.20%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.52%	10.18%	10.20%
Tier 1 capital to average assets	8.81%	8.67%	8.90%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	8.81%	8.54%	8.59%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.82%	8.50%	8.95%
Tangible common equity to risk-weighted assets	10.51%	10.24%	9.81%

(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Capital ratios generally increased compared to December 31, 2018, as strong earnings and deferred gains recognized due to the adoption of lease accounting guidance at the beginning of 2019 more than offset capital deployed for the Bridgeview and Northern Oak acquisitions, the impact of loan growth and securities purchases on risk-weighted assets, and stock repurchases.
During the first quarter of 2019, the Company announced a new stock repurchase program that authorizes the Company to repurchase up to $180 million of its common stock. Stock repurchases under this program may be made from time to time on the open market or in privately negotiated transactions, at the discretion of the Company. The Company did not repurchase any shares of its common stock during the fourth quarter of 2019 and repurchased 1.7 million shares of its common stock at a total cost of $33.9 million for the full year of 2019. As of December 31, 2019, the Company had remaining authorization to purchase $146.1 million of its common stock.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the fourth quarter of 2019, which is a 17% increase from the fourth quarter of 2018. This dividend represents the 148th consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, January 22, 2020 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10138434 beginning one hour after completion of the live call until 8:00 A.M. (ET) on February 5, 2020. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan,"

"intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2020, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, First Midwest's Delivering Excellence initiative, including costs and benefits associated therewith and the timing thereof, anticipated trends in First Midwest's business, regulatory developments, the impact of federal income tax reform legislation, acquisition transactions, including First Midwest's proposed acquisition of Bankmanagers, estimated synergies, cost savings and financial benefits of announced and completed transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions, including those discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2018, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, effective income tax rate, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, and return on average tangible common equity, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include acquisition and integration related expenses associated with completed and pending acquisitions (all periods), Delivering Excellence implementation costs (all periods), and certain income tax benefits aligned with Tax Reform (full year 2018). In addition, the calculation of the efficiency ratio is adjusted for net OREO expense. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes acquisition and integration related expenses and Delivering Excellence implementation costs. In addition, the Company presents the effective income tax rate, adjusted, which excludes certain income tax benefits aligned with Tax Reform. Management believes that excluding these items from noninterest expense and the effective income tax rate may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About the Company
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $18 billion of assets and $12 billion of assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Period-End Balance Sheet
Assets
Cash and due from banks	$214,894	$273,613	$199,684	$186,230	$211,189
Interest-bearing deposits in other banks	84,327	202,054	126,966	76,529	78,069
Equity securities, at fair value	42,136	40,723	40,690	33,304	30,806
Securities available-for-sale, at fair value	2,873,386	2,905,738	2,793,316	2,350,195	2,272,009
Securities held-to-maturity, at amortized cost	21,997	22,566	23,277	12,842	10,176
FHLB and FRB stock	115,409	112,845	109,466	85,790	80,302
Loans:
Commercial and industrial	4,481,525	4,570,361	4,524,401	4,183,262	4,120,293
Agricultural	405,616	417,740	430,589	438,461	430,928
Commercial real estate:
Office, retail, and industrial	1,848,718	1,892,877	1,936,577	1,806,892	1,820,917
Multi-family	856,553	817,444	787,155	752,943	764,185
Construction	593,093	637,256	654,607	683,475	649,337
Other commercial real estate	1,383,708	1,425,292	1,447,673	1,309,878	1,361,810
Home equity	851,454	833,955	874,686	862,068	851,607
1-4 family mortgages	1,927,078	1,686,967	1,391,814	1,086,264	1,017,181
Installment	492,585	491,427	472,102	445,760	430,525
Total loans	12,840,330	12,773,319	12,519,604	11,569,003	11,446,783
Allowance for loan losses	(108,022)	(109,028)	(105,729)	(103,579)	(102,219)
Net loans	12,732,308	12,664,291	12,413,875	11,465,424	11,344,564
OREO	8,750	12,428	15,313	10,818	12,821
Premises, furniture, and equipment, net	147,996	147,064	148,347	131,014	132,502
Investment in bank-owned life insurance ("BOLI")	296,351	297,610	297,118	295,899	296,733
Goodwill and other intangible assets	875,262	876,219	878,802	808,852	790,744
Accrued interest receivable and other assets	437,581	458,303	415,379	360,872	245,734
Total assets	$17,850,397	$18,013,454	$17,462,233	$15,817,769	$15,505,649
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$3,802,422	$3,832,744	$3,748,316	$3,588,943	$3,642,989
Interest-bearing deposits	9,448,856	9,608,183	9,440,272	8,572,039	8,441,123
Total deposits	13,251,278	13,440,927	13,188,588	12,160,982	12,084,112
Borrowed funds	1,658,758	1,653,490	1,407,378	973,852	906,079
Senior and subordinated debt	233,948	233,743	233,538	203,984	203,808
Accrued interest payable and other liabilities	335,620	345,695	332,156	319,480	256,652
Stockholders' equity	2,370,793	2,339,599	2,300,573	2,159,471	2,054,998
Total liabilities and stockholders' equity	$17,850,397	$18,013,454	$17,462,233	$15,817,769	$15,505,649
Stockholders' equity, excluding AOCI	$2,372,747	$2,332,861	$2,303,383	$2,191,630	$2,107,510
Stockholders' equity, common	2,370,793	2,339,599	2,300,573	2,159,471	2,054,998

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
Income Statement
Interest income	$176,604	$181,963	$177,682	$162,490	$159,527	$698,739	$582,492
Interest expense	28,245	31,176	27,370	23,466	20,898	110,257	65,870
Net interest income	148,359	150,787	150,312	139,024	138,629	588,482	516,622
Provision for loan losses	9,594	12,498	11,491	10,444	9,811	44,027	47,854
Net interest income after provision for loan losses	138,765	138,289	138,821	128,580	128,818	544,455	468,768
Noninterest Income
Service charges on deposit accounts	12,664	13,024	12,196	11,540	12,627	49,424	48,715
Wealth management fees	12,484	12,063	12,190	11,600	10,951	48,337	43,512
Card-based fees, net	4,512	4,694	4,549	4,378	4,574	18,133	17,024
Capital market products income	6,337	4,161	2,154	1,279	1,408	13,931	7,721
Mortgage banking income	4,134	3,066	1,901	1,004	1,304	10,105	7,094
Merchant servicing fees, net	330	385	371	337	365	1,423	1,465
Other service charges, commissions, and fees	2,616	2,638	2,412	2,274	2,353	9,940	9,425
Total fee-based revenues	43,077	40,031	35,773	32,412	33,582	151,293	134,956
Other income	3,461	2,920	2,753	2,494	2,880	11,628	9,636
Net securities losses	(42)	—	—	—	—	(42)	—
Total noninterest income	46,496	42,951	38,526	34,906	36,462	162,879	144,592
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	53,043	50,686	47,776	46,135	45,011	197,640	181,164
Retirement and other employee benefits	9,930	10,795	10,916	11,238	10,378	42,879	43,104
Total salaries and employee benefits	62,973	61,481	58,692	57,373	55,389	240,519	224,268
Net occupancy and equipment expense	13,990	13,903	13,671	14,770	12,827	56,334	53,434
Professional services	12,136	9,550	10,467	7,788	8,859	39,941	32,681
Technology and related costs	5,192	5,062	4,908	4,596	4,849	19,758	19,220
Advertising and promotions	2,896	2,955	3,167	2,372	2,011	11,561	9,248
Net OREO expense	1,080	381	294	681	763	2,436	1,162
Other expenses	13,000	11,432	12,987	10,581	13,418	47,829	46,264
Delivering Excellence implementation costs	223	234	442	258	3,159	1,157	20,413
Acquisition and integration related expenses	5,258	3,397	9,514	3,691	9,553	21,860	9,613
Total noninterest expense	116,748	108,395	114,142	102,110	110,828	441,395	416,303
Income before income tax expense	68,513	72,845	63,205	61,376	54,452	265,939	197,057
Income tax expense	16,392	18,300	16,191	15,318	13,044	66,201	39,187
Net income	$52,121	$54,545	$47,014	$46,058	$41,408	$199,738	$157,870
Net income applicable to common shares	$51,697	$54,080	$46,625	$45,655	$41,088	$198,057	$156,558
Net income applicable to common shares, adjusted(1)	$55,807	$56,803	$54,091	$48,616	$50,622	$215,317	$171,279
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
EPS
Basic EPS	$0.47	$0.49	$0.43	$0.43	$0.39	$1.83	$1.52
Diluted EPS	$0.47	$0.49	$0.43	$0.43	$0.39	$1.82	$1.52
Diluted EPS, adjusted(1)	$0.51	$0.52	$0.50	$0.46	$0.48	$1.98	$1.67
Common Stock and Related Per Common Share Data
Book value	$21.56	$21.27	$20.80	$20.20	$19.32	$21.56	$19.32
Tangible book value	$13.60	$13.31	$12.86	$12.63	$11.88	$13.60	$11.88
Dividends declared per share	$0.14	$0.14	$0.14	$0.12	$0.12	$0.54	$0.45
Closing price at period end	$23.06	$19.48	$20.47	$20.46	$19.81	$23.06	$19.81
Closing price to book value	1.1	0.9	1.0	1.0	1.0	1.1	1.0
Period end shares outstanding	109,972	109,970	110,589	106,900	106,375	109,972	106,375
Period end treasury shares	10,443	10,441	9,818	8,775	9,297	10,443	9,297
Common dividends	$15,404	$15,406	$15,503	$12,837	$12,774	$59,150	$46,782
Dividend payout ratio	29.79%	28.57%	32.56%	27.91%	30.77%	29.51%	29.61%
Dividend payout ratio, adjusted	27.45%	26.92%	28.00%	26.09%	25.00%	27.27%	26.95%
Key Ratios/Data
Return on average common equity(2)	8.69%	9.22%	8.34%	8.66%	8.09%	8.74%	8.14%
Return on average common equity, adjusted(1)(2)	9.38%	9.68%	9.68%	9.22%	9.97%	9.50%	8.91%
Return on average tangible common equity(1)(2)	14.37%	15.36%	13.83%	14.41%	13.42%	14.50%	13.87%
Return on average tangible common equity, adjusted(1)(2)	15.47%	16.10%	15.95%	15.31%	16.42%	15.71%	15.13%
Return on average assets(2)	1.16%	1.22%	1.13%	1.19%	1.06%	1.17%	1.07%
Return on average assets, adjusted(1)(2)	1.25%	1.28%	1.31%	1.27%	1.30%	1.28%	1.17%
Loans to deposits	96.90%	95.03%	94.93%	95.13%	94.73%	96.90%	94.73%
Efficiency ratio(1)	56.15%	53.54%	54.67%	55.69%	55.25%	55.00%	57.87%
Net interest margin(2)(3)	3.72%	3.82%	4.06%	4.04%	3.96%	3.90%	3.90%
Net interest margin, adjusted(1)(2)(3)	3.48%	3.59%	3.78%	3.86%	3.81%	3.67%	3.75%
Yield on average interest-earning assets(2)(3)	4.43%	4.60%	4.80%	4.72%	4.56%	4.63%	4.39%
Cost of funds(2)(4)	0.74%	0.82%	0.77%	0.72%	0.63%	0.76%	0.52%
Net noninterest expense to average assets(2)	1.56%	1.47%	1.81%	1.74%	1.90%	1.64%	1.84%
Effective income tax rate	23.93%	25.12%	25.62%	24.96%	23.96%	24.89%	19.89%
Effective income tax rate, adjusted(1)	23.93%	25.12%	25.62%	24.96%	23.96%	24.89%	23.84%
Capital Ratios
Total capital to risk-weighted assets(1)	12.96%	12.62%	12.57%	12.91%	12.62%	12.96%	12.62%
Tier 1 capital to risk-weighted assets(1)	10.52%	10.18%	10.11%	10.52%	10.20%	10.52%	10.20%
CET1 to risk-weighted assets(1)	10.52%	10.18%	10.11%	10.52%	10.20%	10.52%	10.20%
Tier 1 capital to average assets(1)	8.81%	8.67%	8.96%	9.28%	8.90%	8.81%	8.90%
Tangible common equity to tangible assets(1)	8.81%	8.54%	8.57%	9.00%	8.59%	8.81%	8.59%
Tangible common equity, excluding AOCI, to tangible assets(1)	8.82%	8.50%	8.59%	9.21%	8.95%	8.82%	8.95%
Tangible common equity to risk- weighted assets(1)	10.51%	10.24%	10.11%	10.29%	9.81%	10.51%	9.81%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
Asset quality Performance Data
Non-performing assets
Commercial and industrial	$29,995	$26,739	$19,809	$34,694	$33,507	$29,995	$33,507
Agricultural	5,954	6,242	6,712	2,359	1,564	5,954	1,564
Commercial real estate:
Office, retail, and industrial	25,857	26,812	17,875	17,484	6,510	25,857	6,510
Multi-family	2,697	2,152	5,322	2,959	3,107	2,697	3,107
Construction	152	152	152	—	144	152	144
Other commercial real estate	4,729	4,680	3,982	2,971	2,854	4,729	2,854
Consumer	12,885	10,915	9,625	9,738	9,249	12,885	9,249
Total non-accrual loans	82,269	77,692	63,477	70,205	56,935	82,269	56,935
90 days or more past due loans, still accruing interest	5,001	4,657	2,615	8,446	8,282	5,001	8,282
Total non-performing loans	87,270	82,349	66,092	78,651	65,217	87,270	65,217
Accruing TDRs	1,233	1,422	1,441	1,844	1,866	1,233	1,866
Foreclosed assets(5)	20,458	25,266	28,488	10,818	12,821	20,458	12,821
Total non-performing assets	$108,961	$109,037	$96,021	$91,313	$79,904	$108,961	$79,904
30-89 days past due loans	$31,958	$46,171	$34,460	$45,764	$37,524	$31,958	$37,524
Allowance for credit losses
Allowance for loan losses	$108,022	$109,028	$105,729	$103,579	$102,219	$108,022	$102,219
Reserve for unfunded commitments	1,200	1,200	1,200	1,200	1,200	1,200	1,200
Total allowance for credit losses	$109,222	$110,228	$106,929	$104,779	$103,419	$109,222	$103,419
Provision for loan losses	$9,594	$12,498	$11,491	$10,444	$9,811	$44,027	$47,854
Net charge-offs by category
Commercial and industrial	$6,799	$5,532	$4,600	$5,061	$5,558	$21,992	$31,018
Agricultural	15	439	658	89	71	1,201	2,513
Commercial real estate:
Office, retail, and industrial	256	219	1,454	618	713	2,547	1,952
Multi-family	(439)	(38)	—	339	(3)	(138)	2
Construction	3	(2)	(10)	—	(99)	(9)	(124)
Other commercial real estate	13	(43)	284	189	(817)	443	(1,122)
Consumer	3,953	3,092	2,355	2,788	2,094	12,188	7,125
Total net charge-offs	10,600	9,199	9,341	9,084	7,517	38,224	41,364
Total recoveries included above	$2,135	$2,073	$2,083	$1,693	$2,810	$7,984	$6,621
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
Asset quality ratios
Non-accrual loans to total loans	0.64%	0.61%	0.51%	0.61%	0.50%	0.64%	0.50%
Non-performing loans to total loans	0.68%	0.64%	0.53%	0.68%	0.57%	0.68%	0.57%
Non-performing assets to total loans plus foreclosed assets	0.85%	0.85%	0.77%	0.79%	0.70%	0.85%	0.70%
Non-performing assets to tangible common equity plus allowance for credit losses	6.79%	6.93%	6.28%	6.27%	5.84%	6.79%	5.84%
Non-accrual loans to total assets	0.46%	0.43%	0.36%	0.44%	0.37%	0.46%	0.37%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans(6)	0.85%	0.86%	0.85%	0.91%	0.90%	0.85%	0.90%
Allowance for credit losses to loans, excluding acquired loans	0.95%	0.98%	0.98%	1.00%	1.01%	0.95%	1.01%
Allowance for credit losses to non-accrual loans	132.76%	141.88%	168.45%	149.25%	181.64%	132.76%	181.64%
Allowance for credit losses to non-performing loans	125.15%	133.85%	161.79%	133.22%	158.58%	125.15%	158.58%
Net charge-offs to average loans(2)	0.33%	0.29%	0.31%	0.32%	0.26%	0.31%	0.38%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consist of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statement of Financial Condition.
(6)This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
EPS
Net income	$52,121	$54,545	$47,014	$46,058	$41,408	$199,738	$157,870
Net income applicable to non- vested restricted shares	(424)	(465)	(389)	(403)	(320)	(1,681)	(1,312)
Net income applicable to common shares	51,697	54,080	46,625	45,655	41,088	198,057	156,558
Adjustments to net income:
Acquisition and integration related expenses	5,258	3,397	9,514	3,691	9,553	21,860	9,613
Tax effect of acquisition and integration related expenses	(1,315)	(849)	(2,379)	(923)	(2,388)	(5,466)	(2,403)
Delivering Excellence implementation costs	223	234	442	258	3,159	1,157	20,413
Tax effect of Delivering Excellence implementation costs	(56)	(59)	(111)	(65)	(790)	(291)	(5,104)
Income tax benefits(1)	—	—	—	—	—	—	(7,798)
Total adjustments to net income, net of tax	4,110	2,723	7,466	2,961	9,534	17,260	14,721
Net income applicable to common shares, adjusted(1)	$55,807	$56,803	$54,091	$48,616	$50,622	$215,317	$171,279
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	109,059	109,281	108,467	105,770	105,116	108,156	102,850
Dilutive effect of common stock equivalents	519	381	—	—	—	428	4
Weighted-average diluted common shares outstanding	109,578	109,662	108,467	105,770	105,116	108,584	102,854
Basic EPS	$0.47	$0.49	$0.43	$0.43	$0.39	$1.83	$1.52
Diluted EPS	$0.47	$0.49	$0.43	$0.43	$0.39	$1.82	$1.52
Diluted EPS, adjusted(1)	$0.51	$0.52	$0.50	$0.46	$0.48	$1.98	$1.67
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	27
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.12	$0.12	$0.54	$0.45
Dividend payout ratio	29.79%	28.57%	32.56%	27.91%	30.77%	29.51%	29.61%
Dividend payout ratio, adjusted(1)	27.45%	26.92%	28.00%	26.09%	25.00%	27.27%	26.95%
Effective Tax Rate
Income before income tax expense	$68,513	$72,845	$63,205	$61,376	$54,452	$265,939	$197,057
Income tax expense	$16,392	$18,300	$16,191	$15,318	$13,044	$66,201	$39,187
Income tax benefits	—	—	—	—	—	—	7,798
Income tax expense, adjusted	$16,392	$18,300	$16,191	$15,318	$13,044	$66,201	$46,985
Effective income tax rate	23.93%	25.12%	25.62%	24.96%	23.96%	24.89%	19.89%
Effective income tax rate, adjusted	23.93%	25.12%	25.62%	24.96%	23.96%	24.89%	23.84%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$51,697	$54,080	$46,625	$45,655	$41,088	$198,057	$156,558
Intangibles amortization	2,744	2,750	2,624	2,363	2,077	10,481	7,444
Tax effect of intangibles amortization	(686)	(688)	(656)	(591)	(519)	(2,621)	(1,919)
Net income applicable to common shares, excluding intangibles amortization	53,755	56,142	48,593	47,427	42,646	205,917	162,083
Total adjustments to net income, net of tax(1)	4,110	2,723	7,466	2,961	9,534	17,260	14,721
Net income applicable to common shares, adjusted(1)	$57,865	$58,865	$56,059	$50,388	$52,180	$223,177	$176,804
Average stockholders' equity	$2,359,197	$2,327,279	$2,241,569	$2,138,281	$2,015,217	$2,267,353	$1,922,527
Less: average intangible assets	(874,829)	(877,069)	(832,263)	(803,408)	(754,495)	(847,171)	(753,588)
Average tangible common equity	$1,484,368	$1,450,210	$1,409,306	$1,334,873	$1,260,722	$1,420,182	$1,168,939
Return on average common equity(2)	8.69%	9.22%	8.34%	8.66%	8.09%	8.74%	8.14%
Return on average common equity, adjusted(1)(2)	9.38%	9.68%	9.68%	9.22%	9.97%	9.50%	8.91%
Return on average tangible common equity(2)	14.37%	15.36%	13.83%	14.41%	13.42%	14.50%	13.87%
Return on average tangible common equity, adjusted(1)(2)	15.47%	16.10%	15.95%	15.31%	16.42%	15.71%	15.13%
Return on Average Assets
Net income	$52,121	$54,545	$47,014	$46,058	$41,408	$199,738	$157,870
Total adjustments to net income, net of tax(1)	4,110	2,723	7,466	2,961	9,534	17,260	14,721
Net income, adjusted(1)	$56,231	$57,268	$54,480	$49,019	$50,942	$216,998	$172,591
Average assets	$17,889,158	$17,699,180	$16,740,050	$15,667,839	$15,503,399	$17,007,061	$14,801,581
Return on average assets(2)	1.16%	1.22%	1.13%	1.19%	1.06%	1.17%	1.07%
Return on average assets, adjusted(1)(2)	1.25%	1.28%	1.31%	1.27%	1.30%	1.28%	1.17%
Efficiency Ratio Calculation
Noninterest expense	$116,748	$108,395	$114,142	$102,110	$110,828	$441,395	$416,303
Less:
Net OREO expense	(1,080)	(381)	(294)	(681)	(763)	(2,436)	(1,162)
Acquisition and integration related expenses	(5,258)	(3,397)	(9,514)	(3,691)	(9,553)	(21,860)	(9,613)
Delivering Excellence implementation costs	(223)	(234)	(442)	(258)	(3,159)	(1,157)	(20,413)
Total	$110,187	$104,383	$103,892	$97,480	$97,353	$415,942	$385,115
Tax-equivalent net interest income(3)	$149,711	$152,019	$151,492	$140,132	$139,755	$593,354	$520,896
Noninterest income	46,496	42,951	38,526	34,906	36,462	162,879	144,592
Add: net securities losses	42	—	—	—	—	42	—
Total	$196,249	$194,970	$190,018	$175,038	$176,217	$756,275	$665,488
Efficiency ratio	56.15%	53.54%	54.67%	55.69%	55.25%	55.00%	57.87%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Risk-Based Capital Data
Common stock	$1,204	$1,204	$1,204	$1,157	$1,157
Additional paid-in capital	1,211,274	1,208,030	1,205,396	1,103,991	1,114,580
Retained earnings	1,380,612	1,343,895	1,304,756	1,273,245	1,192,767
Treasury stock, at cost	(220,343)	(220,268)	(207,973)	(186,763)	(200,994)
Goodwill and other intangible assets, net of deferred tax liabilities	(875,262)	(876,219)	(878,802)	(808,852)	(790,744)
Disallowed DTAs	(1,437)	(1,688)	(2,804)	(809)	(1,334)
CET1 capital	1,496,048	1,454,954	1,421,777	1,381,969	1,315,432
Other disallowed DTAs	—	—	—	—	(334)
Tier 1 capital	1,496,048	1,454,954	1,421,777	1,381,969	1,315,098
Tier 2 capital	347,549	348,466	345,078	312,840	311,391
Total capital	$1,843,597	$1,803,420	$1,766,855	$1,694,809	$1,626,489
Risk-weighted assets	$14,225,444	$14,294,011	$14,056,482	$13,131,237	$12,892,180
Adjusted average assets	$16,984,129	$16,787,720	$15,863,145	$14,891,534	$14,782,327
Total capital to risk-weighted assets	12.96%	12.62%	12.57%	12.91%	12.62%
Tier 1 capital to risk-weighted assets	10.52%	10.18%	10.11%	10.52%	10.20%
CET1 to risk-weighted assets	10.52%	10.18%	10.11%	10.52%	10.20%
Tier 1 capital to average assets	8.81%	8.67%	8.96%	9.28%	8.90%
Tangible Common Equity
Stockholders' equity	$2,370,793	$2,339,599	$2,300,573	$2,159,471	$2,054,998
Less: goodwill and other intangible assets	(875,262)	(876,219)	(878,802)	(808,852)	(790,744)
Tangible common equity	1,495,531	1,463,380	1,421,771	1,350,619	1,264,254
Less: AOCI	1,954	(6,738)	2,810	32,159	52,512
Tangible common equity, excluding AOCI	$1,497,485	$1,456,642	$1,424,581	$1,382,778	$1,316,766
Total assets	$17,850,397	$18,013,454	$17,462,233	$15,817,769	$15,505,649
Less: goodwill and other intangible assets	(875,262)	(876,219)	(878,802)	(808,852)	(790,744)
Tangible assets	$16,975,135	$17,137,235	$16,583,431	$15,008,917	$14,714,905
Tangible common equity to tangible assets	8.81%	8.54%	8.57%	9.00%	8.59%
Tangible common equity, excluding AOCI, to tangible assets	8.82%	8.50%	8.59%	9.21%	8.95%
Tangible common equity to risk-weighted assets	10.51%	10.24%	10.11%	10.29%	9.81%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.